Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 26, 2016 (except for Note U which is as of April 8, 2016) with respect to the consolidated financial statements of American Renal Associates Holdings, Inc. contained in the Prospectus, filed on April 22, 2016, relating to the Registration Statement on Form S-1 (File No. 333-206686), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Boston, Massachusetts
April 22, 2016